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                                                                    EXHIBIT 5.2



                         [TEXAS INDUSTRIES LETTERHEAD]


                             FOR IMMEDIATE RELEASE


                           TEXAS INDUSTRIES OFFERS TO
                           MERGE WITH CHAPARRAL STEEL



(Dallas, Texas - May 22, 1997) The Board of Directors of Texas Industries, Inc. (NYSE-TXI) today announced that it has made an offer to merge with Chaparral Steel Company, TXI's 85%-owned subsidiary. Under the terms of the proposed cash merger, holders of the publicly traded shares of Chaparral would receive consideration of $14.25 per share.

Texas Industries, a Dallas-based company, produces steel, cement, aggregate and concrete products. The Company is the largest producer of cement in Texas and a major producer of stone, sand and gravel and expanded shale and clay in Texas, Louisiana and California. Chaparral Steel Company, an 85%-owned subsidiary of TXI, manufactures high quality structural and bar steel from recycled steel for distribution throughout North America.




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